Exhibit 1.2
Dated                     May 2007
(1)	Brookfield Infrastructure Partners Limited

(2)	Brookfield Asset Management Inc.

LIMITED PARTNERSHIP AGREEMENT
In respect of
Brookfield Infrastructure Partners, L.P.

THIS LIMITED PARTNERSHIP AGREEMENT dated	May 2007 is made
BETWEEN:
(1)	Brookfield Infrastructure Partners Limited, a company incorporated under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda;(the “General Partner”)and
(2)	Brookfield Asset Management Inc., a company incorporated under the laws of the Province of Ontario, having its registered office at Suite 300, BCE Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3; (the “Initial Limited Partner”)
WHEREAS:
(A)	The Partners desire to form a limited partnership pursuant to the provisions of the Bermuda Exempted Partnership Act, 1992 and the Bermuda Limited Partnership Act, 1883.

(B)	The Partners have agreed to enter into this Agreement and to abide hereby.
NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:
1.	ORGANIZATION
1.1	The Partners hereby form a limited partnership pursuant to the provisions of the Bermuda Exempted Partnership Act, 1992 and the Bermuda Limited Partnership Act, 1883.

1.2	The name of the limited partnership is Brookfield Infrastructure Partners, L.P. (the “Partnership”).

1.3	The General Partner undertakes to execute and file on behalf of the Partnership the Certificate of Particulars of an Exempted Partnership, and the Certificate of Particulars of a Limited Partnership (together the “Certificates”), and take such further actions as are required by the laws of Bermuda in connection with the formation of a limited partnership.

1.4	The purpose of the Partnership is to indirectly own interests in entities that will carry on infrastructure businesses.

1.5	The registered office of the Partnership is Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, or at such other place as may be designated by the General Partner.

1.6	The resident representative of the Partnership shall be Appleby Corporate Services (Bermuda) Limited, 22 Victoria Street, Hamilton, HM 12, or such other person as may be appointed by the General Partner.

1.7	The term of the Partnership shall commence on the date of registration of the Certificates, and shall continue until terminated by the first to occur of:
1.7.1	an election to terminate the Partnership by the General Partner;

1.7.2	the mutual agreement of the Partners; or

1.7.3	the bankruptcy, insolvency, or dissolution of the General Partner.
2.	MANAGEMENT
2.1	The General Partner may act for the Partnership in all matters.

2.2	The General Partner shall have full and complete charge of the management and control of the Partnership’s activities and its assets, subject to the terms and conditions of this Agreement.
3.	CAPITAL
3.1	The General Partner shall contribute to the Partnership $1.00 in respect of its interest in the Partnership, which amount may be increased at such time as additional limited partners are admitted to the Partnership.

3.2	The Initial Limited Partner shall contribute to the Partnership $1.00 in respect of its interest in the Partnership.
4.	BOOKS OF ACCOUNT
4.1	Appropriate books of account shall be kept at the registered office of the Partnership or at such other place as may be designated by the General Partner, on the accrual basis of accounting, or on such other basis as may be required to comply with applicable law, and each Partner shall have access to all books, records and accounts and the right to make copies thereof.

4.2	The fiscal year of the Partnership for Partnership accounting and tax purposes shall end on December 31; provided that the General Partner may elect a different fiscal year on, behalf of the Partnership upon notice to all Partners.
5.	MISCELLANEOUS
5.1	This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal representatives of the Partners.

5.2	The Initial Limited Partner irrevocably appoints the General Partner or its designees as its attorney, to do any act that a Partner may do, including filing the Certificates as required under the laws of Bermuda to constitute or terminate the Partnership.

5.3	This Agreement shall be governed by and construed in all respects in accordance with Bermuda law.

5.4	This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

General Partner:	)
SIGNED by	)
for and on behalf of	)
Brookfield Infrastructure Partners Limited

in the presence of:

Witness

Initial Limited Partner:	)
SIGNED by	)
for and on behalf of	)
Brookfield Asset Management Inc.

in the presence of:

Witness

POWER OF ATTORNEY
WE, Brookfield Infrastructure Partners Limited of 22 Victoria Street, Hamilton, Bermuda, General Partner under that certain Limited Partnership Agreement of Brookfield Infrastructure Partners, L.P., dated as of the            day of May 2007 do hereby make, constitute and appoint each of James Keyes and/or Jonathan Vanderkar and/or Ruby Rawlins and/or Bernett Cox each of Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, our true and lawful attorney-in-fact (hereinafter called “the Attorney”) for and in our name, place and stead to make, execute, sign acknowledge and file with the appropriate authority or authorities in Bermuda:
(a)	The Certificates of Limited Partnership and Exempted Partnership of the said exempted limited partnership known (or to be known) as Brookfield Infrastructure Partners, L.P. (“the Partnership”);

(b)	Any certificates and other instruments which may be required from time to time to be filed by the Partnership under the laws of Bermuda or any other governmental authority having jurisdiction or which the General Partner shall deem advisable, in its sole discretion, to file;

(c)	Any certificates or other instruments amending or modifying the certificates or instruments of the Partnership to evidence any changes therein which are provided for herein:

(d)	Any certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership; and

(e)	Any amendment to this Agreement which the General Partner are authorised to make in accordance with the provisions of this Agreement.
AND in exercise of the powers granted me by the Limited Partner of the Partnership under Clause 5.2 of the said Limited Partnership Agreement WE DO HEREBY DESIGNATE the Attorney the true and lawful attorney of the said Limited Partner for those purposes set forth above;
AND WE HEREBY AUTHORISE the Attorney to do and perform each and every act or thing whatsoever requisite or advisable to do in or about the foregoing as fully as we might do, hereby ratifying and confirming all that the Attorney shall lawfully do or cause to be done by virtue hereof;
THE Power of Attorney granted herein and further the designation made herein shall continue in full force and effect until terminated by notice in writing given by us.
THIS POWER OF ATTORNEY shall be governed by and construed in all respects in accordance with the laws of Bermuda.

Executed as a Deed
For and on behalf of
Brookfield Infrastructure Partners
Limited acting by:
____________________________
Director
____________________________
Director